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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 27, 2001

NEXTEL PARTNERS, INC.
(Exact Name Of Registrant as Specified in Charter)

DELAWARE	000-29633	91-1930918
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Carillon Point
Kirkland, Washington 98033
(425) 576-3600
(Address and Telephone Number of Registrant's Principal Executive Offices)

ITEM 5. OTHER EVENTS.

    On November 27, 2001, Nextel Partners, Inc. (the "Company") issued a press release announcing that it had entered into an agreement providing for the issuance in a private placement of $225 million in 12 1/2% senior notes due 2009, a copy of which is being filed as Exhibit 99.1 hereto and is incorporated herein by reference.

    The transaction was completed on December 4, 2001 and generated approximately $204.6 million in net proceeds. Cash interest on the principal amount of the notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2002, at a rate of 12 1/2% per annum. The notes are redeemable at the Company's option commencing November 15, 2005, at specified redemption prices plus accrued interest. The notes rank equally with all of the Company's unsecured and unsubordinated indebtedness. The Company intends to use the proceeds from the offering for working capital, expanding the coverage capabilities of existing territories, acquisitions of additional frequencies, clearing unauthorized users from existing spectrum, introducing new services, sales and marketing activities and/or for other general corporate purposes.

    The offering of the senior notes was effected as a private placement under the Securities Act of 1933, as amended. The offering of the senior notes has not been registered under the Securities Act and none of the securities may be offered or sold in the United States or to U.S. persons absent an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. This announcement does not constitute an offer to sell or the solicitation of an offer to buy the senior notes.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

  (c)
  EXHIBITS.

Exhibit No.	Exhibit Description
4.1	Indenture, dated as of December 4, 2001, by and between Nextel Partners, Inc. and The Bank of New York, as Trustee, relating to the 12 1/2% Senior Notes due 2009
4.2
Registration Rights Agreement, dated as of December 4, 2001, between and among Nextel Partners, Inc., Credit Suisse First Boston Corporation and Deutsche Banc Alex. Brown, Inc. relating to the 12 1/2% senior notes due 2009
99.1	Press Release issued November 27, 2001

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEL PARTNERS, INC.
Date: December 5, 2001	By:	/s/ DONALD J. MANNING Donald J. Manning Vice President, General Counsel and Secretary

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SIGNATURES